EXHIBIT 99.1

For Immediate Release
Contact: Desiree Simmons, Chief Administrative Officer
First Guaranty Bank
(985) 375-0473/dbsimmons@fgb.net

FIRST GUARANTY BANCSHARES, INC ANNOUNCES CEO RETIREMENT

Hammond, LA, May 29, 2024 – First Guaranty Bancshares, Inc. announced today that Alton Lewis will retire from his role as President and Chief Executive Officer of First Guaranty Bancshares, Inc. and First Guaranty Bank in May, 2024, after a dynamic and successful tenure. Mr. Lewis has been a part of the First Guaranty family for over three decades. He began his service as Board member in 1988 and became President and CEO in 2009. Under his leadership, First Guaranty grew from a $931 million institution to what it is today, $3.6 billion. Mr. Lewis was also instrumental in coordinating the IPO of the First Guaranty stock, FGBI, in 2015. Additional notable achievements are that he successfully led his team through the COVID pandemic, maintaining consistent operations of all bank functions. These achievements, plus his focus on developing future leaders, position First Guaranty for continued success.

Mr. Lewis will continue to be a presence at First Guaranty as he will continue to serve as Vice Chairman of the Holding Company and Bank Board of Directors.

“On behalf of the Board, I would like to thank Alton for his unwavering commitment and dedicated service for over three decades. He has built something special here at First Guaranty,” stated Marshall Reynolds, Chairman of the Board.

Michael Mineer will become the First Guaranty Bancshares, Inc. and First Guaranty Bank next President and CEO. Mr. Mineer is already part of the First Guaranty family as the Mideast Area President and brings over 35 years of banking experience to his new role. Mineer stated, “I am very excited to shape this next chapter of First Guaranty Bank. The bank’s exemplary growth has created a strong asset revenue engine. We will next work to fine tune our capital to risk profile and improve our operating efficiency all designed to improve shareholder value.”

About First Guaranty Bancshares, Inc.
First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-five locations throughout Louisiana, Texas, Kentucky and West Virginia. The Company’s common stock trades on the NASDAQ under the symbol FGBI and preferred stock under the symbol FGBIP. For more information, visit www.fgb.net.